Exhibit 99.1

BIGLARI HOLDINGS INC.

TO ACQUIRE

PACIFIC SPECIALTY INSURANCE COMPANY

San Antonio, TX and Palo Alto, CA May 25, 2017 — Biglari Holdings Inc. (NYSE: BH) and Pacific Specialty Insurance Company announced today a definitive agreement for a subsidiary of Biglari Holdings to acquire all of the outstanding shares of the parent company of Pacific Specialty and its affiliated agency, McGraw Insurance, Inc., from its shareholders Michael J. McGraw and John M. McGraw. Pacific Specialty has been recognized as an industry leader in motorcycle, personal watercraft and residential property insurance.

Biglari Holdings’ subsidiary, BHIC Inc., plans to acquire Western Service Contract Corporation (parent of Pacific Specialty) and McGraw Insurance, Inc. for a purchase price of $299.5 million, consisting of $24 million in cash payable at the closing of the transaction and $275.5 million of deferred payments. $175.5 million is payable in cash over a 10-year period, and $100 million is payable by a promissory note that matures upon the death of Michael J. McGraw (or in 10 years following the closing should death occur within that time period) for the benefit of the University of Notre Dame, payable at maturity either in securities or in cash, at the election of Biglari Holdings. The interest during Mr. McGraw’s lifetime is set at the rate of 6% per annum.

Sardar Biglari, Chairman and CEO of Biglari Holdings, said: “For over 40 years the McGraw family has built an excellent insurance business with a distinguished performance. Mike McGraw will run the company as he has in the past, an essential part of our purchase decision. A family managed business such as the one by the McGraws fits well within Biglari Holdings’ collection of businesses. By becoming a constituent company of Biglari Holdings, Pacific Specialty and its affiliated agency will benefit from the parent company’s strength and stability.”

Mike McGraw, CEO of Pacific Specialty, said: “I am excited to join Biglari Holdings’ group of companies. We are an organization committed to profitable underwriting. Sardar Biglari has built a company we are proud to be associated with. We now have a permanent home for our family business, one we have developed over the decades. I’m looking forward to running the company as CEO for as long as possible.”

The ownership change will not have an impact on day-to-day operations; Pacific Specialty and its affiliated agency will operate independently of Biglari Holdings’ other insurance operations. The transaction is subject to customary closing conditions, including regulatory approvals. It is anticipated that the transaction will be completed in the third quarter.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, and restaurants. All major operating, investment, and capital allocation decisions are made by Sardar Biglari, Founder, Chairman and Chief Executive Officer, on behalf of Biglari Holdings and its subsidiaries.

About Pacific Specialty Insurance Company

Based in Palo Alto and Anaheim, California, Pacific Specialty serves individuals and small-business owners with specialty and general policies featuring homeowners insurance, personal lines and powersports insurance. Pacific Specialty operates as an admitted insurance company in all 50 states and the District of Columbia, with an “A” (Excellent) rating from AM Best.

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This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations about future events and are subject to risks, uncertainties, and assumptions about the companies’ businesses, economic and market factors, and the industries in which the companies do business, among other things. Actual results could differ materially from those forecast in the forward-looking statements as a result of, among other things, deteriorating underwriting experience, less than expected investment returns, and general economic conditions.

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